Newell Brands Inc.

Long Term Incentive Performance Pay Terms and Conditions
1.Grants. Under the terms and provisions of the Newell Rubbermaid Inc. 2013 Incentive Plan, or any successor plan (the “Stock Plan”), the Organizational Development & Compensation Committee (the “Committee”) of the Board of Directors of Newell Brands Inc. (the “Company”), at any time and from time to time, may grant awards based on shares of the Company’s Common Stock, including Restricted Stock Units, to eligible employees in such amounts as the Committee shall determine. This document, referred to herein as the “LTIP”, establishes a methodology for determining awards of Restricted Stock Units under the Stock Plan in 2017 to eligible Newell legacy employees with positions in Salary Bands 6-14 and certain legacy Jarden employees as described below (“Key Employees”). The Committee or, in the case of awards to the Chief Executive Officer, the independent members of the Board of Directors (the “Independent Directors”), will grant Restricted Stock Units to Key Employees pursuant to the guidelines set forth below.
2.    Guidelines. The number of shares subject to Restricted Stock Units granted to a Key Employee in 2017 as an LTIP award will be determined as follows:

(a)	For 2017 LTIP awards the Committee will determine:

(i)
For each Key Employee an award value, generally expressed as a percentage of the Key Employee’s base salary rate as in effect on January 31, 2017, which percentage will be based on the Key Employee’s Salary Band for legacy Newell employees and consistent with prior awards with respect to legacy Jarden employees (the “Base Value”). The Committee or, in the case of awards to the Chief Executive Officer, the Independent Directors, may adjust the Base Value for any Key Employee based on individual performance or other factors deemed relevant by the Committee.

(ii)	A comparator group of companies for purposes of determining the Company’s relative Total Shareholder Return (“TSR”) for the performance period (the “TSR Comparator Group”).

(b)	Of the Base Value determined for each Key Employee for each year:

(i)
Time-Based Restricted Stock Units. The Committee or, in the case of awards to the Chief Executive Officer, the Independent Directors, will authorize a Time-Based Restricted Stock Unit grant to each Key Employee for a number of shares of Common Stock determined by dividing the following percentage of the applicable Base Value for such Key Employee by the Fair Market Value of a share of Common Stock on the date of grant:

Salary Bands 12 through 14                        0%
Salary Bands 9 and 11 (and legacy Jarden Division CEOs)        30%
Salary Bands 7 and 8 (and certain legacy Jarden VPs and SVPs)    40%
Salary Band 6 (and certain legacy Jarden directors             50%

identified by the Committee)

(ii)
Performance-Based Restricted Stock Units. The Committee or, in the case of awards to the Chief Executive Officer, the Independent Directors, will authorize a Performance-Based Restricted Stock Unit grant to each Key Employee for a number of shares determined by dividing the following percentage of the applicable Base Value for such Key Employee by the Fair Market Value of a share of Common Stock on the date of grant:

Salary Bands 12 through 14                        100%
Salary Bands 9 and 11(and legacy Jarden Division CEOs)        70%
Salary Bands 7 and 8 (and certain legacy Jarden VPs and SVPs)    60%
Salary Band 6    (and certain legacy Jarden directors            50%
identified by the Committee)

This Performance-Based Restricted Stock Unit grant will be subject to the TSR Comparator Group analysis as set forth in Exhibit A of the Restricted Stock Unit Agreement (attached hereto).
3.    Vesting. Except as otherwise specified by the Committee or as set forth in the Restricted Stock Unit Agreement of a Key Employee, each Restricted Stock Unit grant will be subject to a three-year cliff vesting schedule ending on the third anniversary of the date of grant.
4.    Restricted Stock Unit Agreements. Each Restricted Stock Unit grant awarded pursuant to this LTIP will be evidenced by a Restricted Stock Unit Agreement in accordance with Section 4.3 of the Stock Plan, which will specify the number of shares subject to the award, the vesting schedule, the payment provisions, including dividend or dividend equivalent payment provisions, if any, and such other provisions as the Committee determines including, without limitation, provisions regarding continued employment with the Company, restrictions based upon the achievement of specific Company-wide performance goals, time-based restrictions on vesting following the attainment of Performance Goals, and/or restrictions under applicable federal or state securities laws.
5.    Amendment or Termination of LTIP. The Committee reserves the right to amend or terminate the LTIP at any time, retroactively or otherwise. For avoidance of doubt, once established by the Committee, no performance goals applicable to a Performance-Based RSU may be amended or revised with respect to any award made to a Covered Employee, as such term is defined within Section 162(m) of the Code.
6.    Non US Employees. Key Employees who reside outside the United States (other than such employees residing in Argentina and Venezuela and members of the Newell Brands Executive Leadership Team) will receive cash–based Time-Based Restricted Stock Units and Performance-Based Stock Units under the 2015 Newell Rubbermaid Inc. International Incentive Plan.

7.    Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms pursuant to the Stock Plan.

EXHIBIT A
Performance Criteria Applicable to
Performance-Based RSUs/SUs

1.	The Performance-Based RSUs/SUs covered by the Award will be subject to analysis with respect to the following Total Shareholder Return (“TSR”) Comparator Group members[1]:

3M Company Avery Dennison Corporation Brother Industries The Clorox Company Colgate-Palmolive Company Dorel Industries Inc. Ecolab Inc. Electrolux Ab Emerson Electric Estee Lauder Fortune Brands	General Mills Henkel[2] Kraft Heinz Kimberly-Clark Corporation Mattel, Inc. Mitsubishi Electric Societe Bic Sa Tupperware Brands VF Corporation Whirlpool Corporation

2.
The Company’s ranking (in the range of highest to lowest) in the TSR Comparator Group at the end of the performance period beginning January 1, 2017, and ending December 31, 2019, will be determined by the Committee on the basis of the TSR for the Performance Period for each of the members in the TSR Comparator Group as calculated below (with the highest number ranked first and the lowest number ranked last):

TSR is calculated as follows and then expressed as a percentage:
(Ending Average Market Value – Beginning Average Market Value) + Cumulative Annual Dividends
Beginning Average Market Value
“Average Market Value” means the simple average of the daily stock prices at close for each trading day during the applicable ninety (90)-day period beginning or ending on the specified date for which such closing price is reported by the NYSE or other authoritative source the Committee may determine.
“Beginning Average Market Value” means the Average Market Value based on the trading days in the ninety (90) days immediately preceding the beginning of the Performance Period.
“Cumulative Annual Dividends” mean the cumulative dividends and other distributions with respect to a share of the Common Stock paid during the Performance Period.
“Ending Average Market Value” means the Average Market Value based on the trading days in the last ninety (90) days of the Performance Period.
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1 Any companies that are in the TSR Comparator Group at the beginning of the performance period that no longer exist at the end of the three-year performance period, (e.g., through merger, buyout, spin-off, or similar transaction), or otherwise change their structure or business such that they are no longer reasonably comparable to the Company, shall be disregarded by the Committee in the Committee’s calculation of the appropriate interpolated percentage.
2 HEN3.DE

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“Performance Period” means the three (3)-year performance period beginning January 1, 2017 and ending December 31, 2019.

3.
The number of Performance-Based RSUs/SUs subject to the Award will be multiplied by an interpolated percentage (using straight-line interpolation) attributable to the Company’s ranking in the TSR Comparator Group as set forth below:

The TSR Comparator Group member with the highest ranking will have a percentage of 200%, and the member with the lowest ranking in the TSR Comparator Group will have a percentage of 0%. However, in the event the Company’s ranking in the TSR Comparator Group is in the bottom quartile of the TSR Comparator Group at the end of the three-year performance period (i.e., December 31, 2019), no payment shall be made regardless of the interpolated percentage. TSR Comparator Group members between the highest ranking and lowest ranking will have interpolated percentages. For example, if the initial TSR Comparator Group has 22 companies at the beginning of the performance period and 3 of the companies have been merged out of existence or are no longer comparable by the end of the performance period, the interpolated percentages will be based on where the Company ranks among the remaining 19 companies as follows:

Rank (Highest to Lowest)	Percentage	Percentage
1st	200%	200%
2nd	188.9%	188.9%
3rd	177.8%	177.8%
4th	166.7%	166.7%
5th	155.6%	155.6%
6th	144.4%	144.4%
7th	133.3%	133.3%
8th	122.2%	122.2%
9th	111.1%	111.1%
10th	100.0%	100.0%
11th	88.9%	88.9%
12th	77.8%	77.8%
13th	66.7%	66.7%
14th	55.6%	55.6%
15th	44.5%	44.5%[3]
16th	33.4%	0%
17th	22.3%	0%
18th	11.2%	0%
19th	0%	0%
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3 In the event that the cutoff for the bottom quartile occurs between ranks (e.g., between 15th and 16th in the example above) the zero payout percentage will not apply to the higher rank with the percentage determined by interpolation between 0% and 44.5%.

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